     As filed with the Securities and Exchange Commission on May 28, 1996
                              Reg. No. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                              MOVIE GALLERY, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                   739 W. Main Street             63-1120122
(State or other jurisdiction of      Dothan, Alabama 36301        (I.R.S. Employer
 incorporation or organization)         (334) 677-2108             Identification No.)

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                   Page Todd
                              Movie Gallery, Inc.
                               739 W. Main Street
                             Dothan, Alabama 36301
                                 (334) 677-2108
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:
                            James C. Lockwood, Esq.
                     Troy & Gould Professional Corporation
                       1801 Century Park East, Suite 1600
                         Los Angeles, California 90067
                                 (310) 553-4441

          Approximate date of commencement of proposed sale to public:
  As soon as practicable after this Registration Statement becomes effective.

 If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

 If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

 If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                             _____________________

                        CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                   Proposed maximum       Proposed maximum       Amount of
Title of each class of            Amount to be      offering price       aggregate offering     registration
securities to be registered        registered         per unit(1)             price(1)              fee
- ------------------------------------------------------------------------------------------------------------
Common Stock, .001 par value...   28,777 shares         31.75                 $913,670            $3,151
============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee and based, pursuant to Rule 457(c), on the average of the high and low sale prices of Registrant's Common Stock as reported on the Nasdaq Stock Market on May 22, 1996.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED MAY 28, 1996
PROSPECTUS
                              MOVIE GALLERY, INC.
                         28,777 Shares of Common Stock

     This Prospectus relates to the offer by certain stockholders named herein (the "Selling Stockholders") for sale to the public from time to time of up to 28,777 shares of Common Stock, .001 par value (the "Common Stock"), of Movie Gallery, Inc. (the "Company"). The shares of Common Stock being offered hereby are referred to herein as the "Shares." The Company will not receive any proceeds from the sale of the Common Stock offered hereby. See "Selling Stockholders" and "Use of Proceeds."

     The Common Stock is traded on The Nasdaq Stock Market under the symbol "MOVI." As of May 22, 1996, the last sale price for the Common Stock as reported on The Nasdaq Stock Market was $31-3/4.

     This offering is not being underwritten. The Selling Stockholders have advised the Company that they may sell, directly or through brokers, all or a portion of the shares of Common Stock owned by each of them in negotiated transactions or in transactions on The Nasdaq Stock Market or otherwise at prices and terms prevailing at the time of sale. It is anticipated that usual and customary brokerage fees will be paid by the Selling Stockholders. In connection with such sales, the Selling Stockholders and any participating broker or dealer may be deemed to be "underwriters" of the Shares within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

     The Company has informed the Selling Stockholders that the anti-manipulation provisions of Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934 (the "Exchange Act") may apply to their sales of the Shares. The Company also has advised the Selling Stockholders of the requirements for delivery of this Prospectus in connection with any sale of the Shares.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATERIAL RISKS ASSOCIATED WITH AN INVESTMENT IN THE SHARES OFFERED HEREBY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                Price to           Proceeds to Selling
                               Public (1)           Stockholders (2)
- --------------------------------------------------------------------------------

Per Share of Common Stock...    $                    $
Total.......................                         $
================================================================================

(1) Based on the last reported sale price of the Common Stock on The Nasdaq Stock Market on May __, 1996.
(2) All proceeds from the sale of the Shares offered hereby will be received by the Selling Stockholders. The amount shown is without deduction for brokerage fees which may be paid by the Selling Stockholders and for offering expenses, estimated at $15,000, payable by the Company pursuant to its agreements and understandings with the Selling Stockholders. See "Use of Proceeds."



                 The date of this Prospectus is ________, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy or information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities are traded on The Nasdaq National Market and the Company's reports, proxy or information statements, and other information filed with Nasdaq may be inspected at Nasdaq's offices at 1735 K Street, N.W., Washington, D.C., 20006.

     Additional information regarding the Company and the Shares offered hereby is contained in the Registration Statement on Form S-3 of which this Prospectus is a part (including all exhibits and amendments thereto, the "Registration Statement"), filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits thereto, which may be inspected and copied at the Commission's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been previously filed by the Company (Commission File No. 0-24548) with the Commission under the Exchange Act are incorporated in this Prospectus by reference: (a) the Company's Annual Report on Form 10-K, Form 10-K/A and Form 10-K/A-2 for the year ended December 31, 1995;
(b) all reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1995; and (c) the description of the Company's Common Stock in the Company's Form 8-A Registration Statement.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     On request, the Company will provide, without charge, to each person to whom this Prospectus is delivered a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Requests for such copies should be directed to Movie Gallery, Inc., 739 W. Main Street, Dothan, Alabama 36301, Attention: Page Todd, or by telephone at (334) 677-2108.

                                  THE COMPANY

GENERAL

     As of May 20, 1996, Movie Gallery, Inc. (the "Company") owned and operated 757 video specialty stores and had 136 franchisees and licensees in 18 states, primarily in the Southeast and Midwest, that rent and sell videocassettes and video games. Since the Company's initial public offering in August 1994, the Company has grown from 97 stores to its present size through acquisitions and new store openings. The Company believes it is among the three largest video specialty retailers in the United States in terms of both revenue and number of stores owned. For the year ended December 31, 1995, revenue was $123.1 million and net income was $14.5 million, representing 219% and 182% increases in revenue and net income, respectively, from the prior year.

     The Company was incorporated in Delaware in June 1994 under the name Movie Gallery, Inc. From March 1985 until the present time, substantially all of the Company's operations have been conducted through M.G.A., Inc., an Alabama corporation. The Company's executive offices are located at 739 W. Main Street, Dothan, Alabama 36301, and its telephone number is (334) 677-2108.


                              RECENT DEVELOPMENTS

     No material changes in the Company's affairs have occurred since December 31, 1995, which have not been disclosed in the Company's Annual Report on Form 10-K, Form 10-K/A and Form 10-K/A-2.

                                  RISK FACTORS

     In addition to the other information in this Prospectus and the information incorporated herein by reference, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Shares offered by this Prospectus.

ABILITY TO SUSTAIN GROWTH AND MANAGE OPERATIONS

     The Company's growth strategy includes the acquisition of existing video specialty stores and the opening of new stores. Through May 20, 1996, the Company has acquired 592 stores and opened 129 new stores since January 1, 1994, and anticipates opening approximately 42 additional stores during the remainder of 1996. In addition, the Company has closed 37 stores since January 1, 1994. Execution of its growth strategy requires the Company's existing management personnel to, among other things, (i) identify acquisition candidates who are willing to sell at reasonable prices; (ii) consummate identified acquisitions;
(iii) identify new sites where the Company can successfully compete and negotiate acceptable leases and implement cost-efficient development plans for new stores; (iv) obtain financing for acquisitions and new store development;
(v) hire, train and assimilate store managers and other store personnel; (vi) replace the purchasing and marketing systems of acquired stores with the systems used by the Company; and (vii) integrate each store's management information system into the Company's systems. The Company's rapid growth could strain the ability of existing management to accomplish these tasks and lessen the effectiveness of management with respect to existing operations. There is no assurance that the Company will successfully open new stores or identify, negotiate, finance, consummate or assimilate the acquisition of additional video specialty stores in the future. Continued substantial growth could have a material adverse effect on the Company's results of operations, while on the other hand, the failure to maintain the Company's substantial growth rate could have a material adverse effect on the price of the Company's Common Stock.

     In addition to the management challenges presented by the growth noted above and the continued implementation of the Company's growth strategy, future growth will require significant capital. In the past, acquisitions and store openings have been financed primarily with proceeds from the Company's previous public offerings of Common Stock, bank debt, seller financing and internally generated cash flow. The Company has a $60 million committed credit facility which expires on April 30, 1997, of which $42.5 millions had been borrowed at May 20, 1996. The Company may seek to raise additional capital through future public or private sales of debt or equity securities. However, there can be no assurance that the Company can obtain sufficient capital on reasonable terms to implement its growth strategy. Further, the issuance of equity securities to raise capital to acquire or open stores may have the effect of diluting the interests of existing stockholders.

ACQUISITION RISKS

     The Company's growth strategy involves the continued acquisition of a substantial number of existing video specialty stores. This strategy includes the following risks:

     Competition for Acquisitions. Certain of the Company's competitors may seek to acquire some of the same video specialty stores that the Company seeks to acquire. Such competition for acquisitions would be likely to increase acquisition prices and related costs and result in fewer acquisition opportunities, which could have a material adverse effect on the Company's growth. In addition, certain acquisitions may result in the Company being required to file notifications with the Federal Trade Commission (the "FTC") and the antitrust division of the Department of Justice (the "Division"). Such acquisitions will not be able to be consummated until the requisite waiting periods have terminated and there can be no assurance that the FTC or the Division will not seek to enjoin such an acquisition as anti-competitive.

     Misrepresentations and Breaches by Sellers. Typically, the Company's acquisitions have been, and where possible in the future will be, asset acquisitions, subject to certain stated liabilities such as store leases. Under certain circumstances, the Company acquires all the stock of the to be acquired entity and thereby the assets acquired are subject to all liabilities of that entity, stated or otherwise. In completing each acquisition, whether a purchase of assets or stock, the Company has relied, and will in future acquisitions rely, upon certain representations, warranties and indemnities made by the sellers with respect to each of the acquisitions, as well as its own due diligence investigations. There can be no assurance that such representations and warranties will be true and correct or that the Company's due diligence investigations will uncover all materially adverse facts relating to the operations and financial condition of the acquired businesses. In the event that the Company is required to pay for obligations not expressly assumed, or which have not been disclosed by the seller, in connection with such acquisitions, or in the event there are material misrepresentations, there can be no assurance that it will be able to recoup the costs of paying such obligations or recover its damages from the sellers.

     Limited Knowledge and Operating History. Notwithstanding its own due diligence investigations, management will have limited knowledge about the specific operating histories, trends and customer buying patterns of the video specialty stores that the Company acquires; moreover, certain stores may have limited operating histories. Consequently, there is no assurance that the Company will make acquisitions at favorable prices, that acquired stores will perform as well as they have performed historically or that the Company will have sufficient information to accurately analyze the markets in which it elects to make acquisitions. Failure to pay reasonable prices for acquisitions or to acquire profitable video specialty stores could have a material adverse effect on the Company's results of operations.

     Integration of Acquired Stores. The success of acquired video specialty stores depends in large part on the Company's ability to integrate these stores into the Company's purchasing, marketing and management information systems. Failure to integrate the acquired stores successfully and on a timely basis could have a material adverse effect on the Company's results of operations. Certain recent acquisitions have involved stores owned and operated by franchisees or licensees. The Company has assumed the seller's obligations as a franchisor or licensor. The success of these acquisitions will be dependent, in part, upon the manner in which the franchisees or licensees operate their stores. There can be no assurance that these existing franchisees will have the abilities necessary to successfully operate the franchised stores in a manner consistent with the Company's standards. See "Business -- Franchise Agreements."

     Amortization of Goodwill and Noncompetition Charges. The Company's acquisitions generally involve the recording of a significant amount of goodwill and deferred charges on its balance sheet, which are amortized over varying periods of time up to 20 years. This amortization will reduce reported earnings. At March 31, 1996, the Company had recorded $32.5 million in goodwill, net of accumulated amortization, which will be amortized over 20 years. In addition, the Company had recorded $11.7 million in deferred charges net of accumulated amortization, primarily related to noncompetition agreements, substantially all of which will be amortized over a period of three, five or ten years.

OPERATING RISKS

     Limited Operating History. The Company began operating its first video specialty store in 1985. Although the Company has been profitable for the last five years, there is no assurance that it will be able to maintain its current level of profitability. In addition, many of the Company's stores have a limited operating history, and approximately 74% of the 757 stores operated at May 20, 1996, have been acquired or opened by the Company since January 1, 1994.

     Competition. The video retail industry is highly competitive and there are few barriers to entry. In 1994, there were approximately 27,400 video specialty stores in the United States. The Company competes with many other video specialty stores, including stores operated by regional and national chains, as well as other businesses offering videocassettes and video games such as supermarkets, pharmacies, convenience stores, bookstores, mass merchants, mail order operations and other retailers. In addition, the Company competes with all leisure-time activities, such as movie theaters, network and cable television, direct broadcast satellite television, live theater, sporting events and family entertainment centers. Approximately 25% of the Company's stores compete with Entertainment, the dominant video specialty retailer in the United States, which has significantly greater financial and marketing resources, market share and name recognition than the Company.

     Technical Obsolescence. The Company competes with, among others, pay-per-view cable television systems ("Pay-Per-View"), in which subscribers pay a fee to see a movie that they select. Pay-Per-View presently offers only a limited number of channels and movies in certain cable television markets; however, recently developed technologies permit certain cable companies, direct broadcast satellite companies (such as Direct TV), telephone companies and other telecommunications companies to transmit a much greater number of movies to homes throughout the United States at frequent intervals (often as frequently as every five minutes) throughout the day, referred to as "Near Video-on-Demand" ("NVOD"). NVOD does not offer full interactivity or VCR functionality such as allowing the consumer to control the playing of the movie, starting, stopping and rewinding. Ultimately, further improvements in these technologies could lead to the availability of a broad selection of movies to consumers on demand, referred to as Video-on-Demand ("VOD"), at a price which may be competitive with the price of videocassette rentals and with VCR functionality. Certain cable and other telecommunications companies have tested and are continuing to test limited versions of NVOD and VOD in various markets throughout the United States and Europe. Changes in the manner in which movies are marketed, primarily related to an earlier release of movie titles to NVOD and VOD distribution channels, could substantially decrease the demand for videocassette rentals, which would have a material adverse effect on the Company's business. Currently, movie titles are released to the video specialty store market from 30 to 120 days before release to the Pay-Per-View (including NVOD and VOD) distribution channels.

     The Company anticipates that movies recorded on compact discs, the same size as audio compact discs, will be introduced during late 1996. At that time, playback machines which will play both audio and video compact discs will be introduced. Because the cost to produce a video compact disc and a tape cassette are expected to be similar, and, because of the ease of use and durability of compact discs, it is anticipated that eventually video compact discs may begin to replace videocassettes. The Company expects to offer video compact discs for rental and sale once they are introduced commercially. In addition, the advent of video compact discs may result in consumers purchasing more films than in the past, which could have a materially adverse effect on the Company's rental volume and, as a result, on its profit margins.

     Dependence on a Supplier. The Company's continuing profitability depends in part on its ability to acquire sufficient quantities of the latest and most popular titles (videocassettes and video games) on a timely basis and at favorable prices. During 1994, 1995 and to date in 1996, the Company has purchased over 80% of its supply of videocassettes and video games from a single distributor, Sight & Sound Distributors, Inc. ("Sight & Sound"). The current contract with Sight & Sound expires on January 31, 1997. The Company receives a substantial advertising allowance and marketing funds from Sight & Sound. While the Company believes that it can readily obtain comparable quantities of titles and terms from at least five other suppliers, the number of alternative suppliers has diminished in recent years and the termination of the Company's present relationship with Sight & Sound could adversely affect the Company's results of operations until a suitable replacement is found. Also, there can be no assurance that such replacement would provide service, support or payment terms as favorable as those provided by Sight & Sound.

     Quarterly Fluctuations. Future operating results may be affected by many factors, including variations in the number and timing of store openings, the timing of, and public acceptance of new release titles available for rental and sale, the timing of the acquisition of existing video specialty stores, the extent of competition, marketing programs, weather, special or unusual events, such as the Olympics or a televised trial of significant public interest, and other factors that may affect retailers in general. Any concentration of new store openings and the related new store pre-opening costs near the end of a fiscal quarter could have an adverse effect on the financial results for that quarter.

     Seasonality. The videocassette and video game rental portions of the Company's business are somewhat seasonal, with revenues in April and May generally being lower due in part to the change to Daylight Savings Time and improved weather, and revenues in September and October generally being lower due in part to the start of school, the football season and the new television season. The seasonality of the Company's business could adversely affect its financial results.

     Pricing of Videocassettes. The price at which the Company sells or rents videocassettes to its customers ultimately depends upon the pricing set by movie studios. Accordingly, changes in the movie studios' pricing structure could result in a competitive disadvantage for the Company relative to other sellers of movies, including, without limitation, Pay-Per-View (including NVOD and VOD). Such a change could have a material adverse effect on the Company's profitability. Recently, the movie studios have begun pricing more of their film releases for sale to the consumer rather than rental, and to the extent that such sales reduce the volume of rentals, the Company's profit margins will be reduced.

INSTALLATION OF A NEW MANAGEMENT INFORMATION SYSTEM

     In early 1994, anticipating the acquisition of addition stores, the Company undertook to develop a more versatile and comprehensive point-of-sale system ("POS"). The new system, which had been installed in over 260 of the Company's stores as of May 20, 1996, provides more complete information with respect to store operations (including the rental history of titles and daily operations for each store) which is telecommunicated to the corporate office on a daily basis. In March 1996, the Company began the installation of an enhanced version of the POS. The POS is installed in all developed stores prior to opening, and the Company installs its POS in any acquired store that does not have an established POS system which is compatible with the Company's POS as soon after acquisition as practicable. Beginning July 1, 1996, the Company expects to begin replacing POS systems in other acquired stores with the Company's enhanced system. This process is expected to take up to 12 months to complete.

     The Company's POS system records all rental and sale information upon customer checkout using scanned bar code information, and updates the information when the videocassettes and video games are returned and the fees are paid. This POS system is tied to a management information system ("MIS") at the corporate offices. Each night the POS system transmits store data into the MIS and all data is processed, and reports are generated, which allow management to effectively monitor store operations and inventory, as well as to review rental history by title and location to assist in making purchasing decisions with respect to new releases. The MIS also enables the Company to perform its monthly physical inventory using bar code recognition, which is more efficient, more accurate and less costly than a manual count.

     In addition, the Company has installed a new financial reporting system relating to the general ledger, accounts payable and payroll functions. Additional system conversions related to revenue and inventory payable systems are expected to take place during 1996.

     There can be no assurance that the installation of these new systems and the modifications of certain existing systems, which involves the restraining of certain employees, will not cause significant description in operations and materially and adversely effect the Company's results of operations.

DEPENDENCE ON KEY PERSONNEL

     The Company's future success depends on the continued services of certain key management personnel, including Joe Thomas Malugen and H. Harrison Parrish, its Chairman of the Board and President, respectively. The loss of either one of these individuals could have a material adverse effect on the Company's results of operations. The Company has $1.0 million insurance policies on the lives of each of Messrs. Malugen and Parrish and has entered into employment agreements with each of them. The Company's continued growth and profitability also depend on its ability to attract and retain other management personnel, including qualified store managers.

CONTROL BY EXISTING STOCKHOLDERS

     At May 20, 1996, two of the Company's existing stockholders, Joe Thomas Malugen and H. Harrison Parrish, its Chairman of the Board and President, respectively, owned approximately 42.7% of the Company's outstanding Common Stock. As a result, these stockholders, if acting together, as a practical matter, would be able to effectively control all matters requiring approval by the stockholders of the Company, including the election of all members of the board of directors. The voting power of these stockholders could prevent a change in control of the Company.

SHARES ELIGIBLE FOR FUTURE SALE

     The sale of a substantial number of shares of the Common Stock in the public market following this offering, or the perception that the sale of a substantial number of shares might occur, could have a material adverse effect on the market price of the Common Stock. At the date of this Prospectus, 5,375,000 shares of Common Stock held by Messrs. Malugen and Parrish were eligible for sale pursuant to Rule 144 under the Securities Act of 1933. Shares issuable upon exercise of options granted prior to the Company's initial public offering as well as shares issuable upon exercise of options which have been or, in the near future, will be registered pursuant to a Form S-8 Registration Statement, are freely tradeable, subject in certain cases to the limitations of Rule 144.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares. The Company will pay the costs of this offering, which are estimated to be $15,000.

                              SELLING STOCKHOLDERS

     The following table sets forth, as of May 20, 1996, the number of shares of Common Stock beneficially owned prior to this offering, the number of shares offered hereby and the number of shares beneficially owned after this offering (assuming the sale of all shares of Common Stock being offered hereby) by the Selling Stockholders.

                                                        Common Stock
                          Common Stock                  Beneficially
                          Beneficially   Common Stock   Owned After
        Selling           Owned Prior       Being        Completion
     Stockholders         to Offering      Offered      of Offering
- -----------------------   ------------   ------------   ------------
David M. Kueber........         16,605         16,605              0
Christopher Klapheke...         12,172         12,172              0


____________________________

(1) These Selling Stockholders acquired their shares in connection with an acquisition completed on October 1, 1995.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock offered hereby may be offered and sold from time to time by the Selling Stockholders listed above. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, market, or otherwise at prices related to the then current market price or in negotiated transactions.

     The shares of Common Stock covered by this Prospectus may be sold by the Selling Stockholders in one or more transactions on NASDAQ, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of Common Stock may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Thus, the period of distribution of such shares of Common Stock may occur over an extended period of time.

     The Company is paying all of the other expenses of registering the securities offered hereby under the Securities Act estimated to be $15,000 for filing, legal, accounting and miscellaneous fees and expenses. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. The Company will not receive any proceeds from any sales of the Common Stock by the Selling Stockholders.

     In offering the securities, the Selling Stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

     The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of the Shares included herein they are required to comply with Rules 10b-6 and 10b-7 under the Exchange Act (as those Rules are described in more detail below) and, in connection therewith that they may not engage in any stabilization activity, except as permitted under the Exchange Act, are required to furnish each broker-dealer through which Common Stock included herein may be offered copies of this Prospectus, and may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities except as permitted under the Exchange Act.

     Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue 2,000,000 shares of Preferred Stock, $0.10 par value, none of which are issued and outstanding, and 30,000,000 shares of Common Stock, $0.001 par value, 12,583,994 of which were issued and outstanding as of May 20, 1996.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Because holders of Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Common Stock represented at a meeting can elect all of the directors of the Company. See "Risk Factors-- Control by Existing Stockholders." Subject to any preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock, and the likelihood that such holders will receive dividend or liquidation payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Delaware law"), an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the Company's voting stock.

     The Company's Certificate of Incorporation also requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock of the Company is AmSouth Bank of Alabama, Birmingham, Alabama.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Troy & Gould Professional Corporation, Los Angeles, California. Joseph F. Troy is a member of Troy & Gould Professional Corporation and is a director of the Company and holds options to purchase 60,000 shares of Common Stock and other attorneys at that firm hold 3,000 shares of Common Stock.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K, Form 10 K/A and Form 10K/A-2 for the year ended December 31, 1995, have been so incorporated in reliance on the report of Ernst & Young LLP, independent auditors, given upon the authority of such firm as expects in accounting and auditing.

     No dealer, salesman or other person has been authorized to give any information or make any representations, other than those contained in this Prospectus, in connection with the offering hereby, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any State or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the facts herein set forth since the date hereof.



                                _______________


                               TABLE OF CONTENTS

                                                Page
                                                ----

Available Information.........................     3
Incorporation of Certain
  Documents by Reference......................     3
The Company...................................     4
Recent Developments...........................     5
Risk Factors..................................     5
Use of Proceeds...............................     9
Selling Stockholders..........................    10
Plan of Distribution..........................    13
Description of Capital Stock..................    14
Legal Matters.................................    17
Experts.......................................    17



                         28,777 Shares of Common Stock



                              MOVIE GALLERY, INC.



                                 ____________

                                  PROSPECTUS
                                 ____________



                               ___________, 1996

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Company estimates that expenses in connection with the distribution described in this Registration Statement will be as follows. All expenses incurred with respect to the distribution will be paid by the Company.

     SEC registration fee................................ $ 3,151
     Accounting fees and expenses........................   5,000
     Legal fees and expenses.............................   5,000
     Miscellaneous.......................................   1,849
                                                          -------

      Total.............................................. $15,000
                                                          =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate of Incorporation and the Bylaws of the Company provide for the indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "GCL").

     Section 145 of the GCL authorizes indemnification when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred and amounts paid in such proceeding if actually and reasonably incurred by him or her in connection therewith.

     If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper. Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

     The Company has entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director and executive officer of the Company (the "Indemnitees"). The Indemnity Agreements provide that the Company will indemnify each Indemnitee to the fullest extent authorized or permitted by law against payment of and liability for any and all expenses actually and reasonably incurred by the Indemnitee, including, but not limited to, judgments, fines, settlements and charges, costs, expenses of investigation and expenses of defense of legal actions, suits or proceedings payable by reason of the fact that the Indemnitee is or was a director and/or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in connection with the defense or settlement of such proceedings, provided it is determined that the Indemnitee acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The Indemnity Agreements also provide that all costs and expenses incurred by the Indemnitee in defending or investigating such claim shall be paid by the Company (and shall be paid by the Company in advance of the final disposition thereof at the written request of the Indemnitee if the Indemnitee undertakes to repay the Company for any costs or expenses so advanced if it shall ultimately be determined by a court of competent jurisdiction in a final, nonappealable adjudication that he is not entitled to indemnification under the Indemnity Agreement) unless the Company, independent legal counsel or the stockholders of the Company determine that: (i) the Indemnitee did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company; (ii) in the case of any criminal action or proceeding, the Indemnitee had reasonable cause to believe his or her conduct was unlawful; or (iii) the Indemnitee intentionally breached his or her duty to the Company or its stockholders.

ITEM 16.  EXHIBITS

     The following exhibits are filed as a part of this Registration Statement:

     5    Opinion of Troy & Gould Professional Corporation.

     23.1 Consent of Ernst & Young LLP.

     23.2 Consent of Troy & Gould Professional Corporation (contained in
          Exhibit 5).

     24   Power of Attorney (contained in Part II).


ITEM 17.  UNDERTAKINGS

     (a)  The undersigned Company hereby undertakes:

          (1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Company hereby undertakes:

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dothan, State of Alabama on May __, 1996.

                                         MOVIE GALLERY, INC.


                                         By:
                                            ------------------------------------
                                            Joe Thomas Malugen
                                            Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joe Thomas Malugen and Page Todd, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    SIGNATURE                       TITLE                               DATE
    ---------                       -----                               ----
                         Chairman and Chief Executive Officer       May __, 1996
- ---------------------     (Principal Executive Officer)
Joe Thomas Malugen

                         Vice Chairman of the Board                 May __, 1996
- ---------------------     Board and Chief Financial
William B. Snow           Officer (Principal Financial Officer)


                         Senior Vice President - and                May __, 1996
- ---------------------     Principal Accounting Officer
Steven Roy                (Principal Financial and
                          Accounting Officer)

                         President and Director                     May __, 1996
- ---------------------
H. Harrison Parrish

                         Director                                   May __, 1996
- ---------------------
Sanford Sigoloff


                         Director                                   May __, 1996
- ---------------------
Philip B. Smith


                         Director                                   May __, 1996
- ---------------------
Joseph F. Troy

                                 EXHIBIT INDEX
                                 -------------

Exhibit Number                   Description              Sequential Page Number
- --------------                   -----------              ----------------------
      5          Opinion of Troy & Gould
                 Professional Corporation
     23.1        Consent of Ernst & Young LLP
     23.2        Consent of Troy & Gould
                 Professional Corporation (contained in
                 Exhibit 5.1)
     24          Power of Attorney (contained in Part
                 II)